UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report- July 26, 2005
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On July 26, 2005, US Geothermal Inc. entered into a binding letter of intent (the “letter agreement”) with Ormat Nevada Inc. (“Ormat”) to provide interim financing and construction services and to supply equipment for construction of its geothermal power plant project at Raft River, Idaho. Under the letter agreement, Ormat and US Geothermal will immediately commence negotiations for an engineering, procurement and construction agreement (“EPC Agreement”) for engineering and turn key supply and construction of a 13 MW power plant for phase one of the company’s Raft River project (the “phase one plant”) and for bridge financing and associated loan documents.

The EPC Agreement. The EPC Agreement is to include a lump sum price of approximately $20,125,000 (subject to adjustment and exclusive of taxes), and provide performance warranties by Ormat. If the EPC is finalized as anticipated by the letter agreement, the company anticipates that initial ordering for construction of the phase one plant will begin by September 1, 2005, and the phase one plant will be placed in service by the end of 2006. Ormat will have the option of dividing the in-site construction work from the engineering and equipment supply work for the phase one plant into two separate contracts, with the engineering and equipment supply work contract between the company and an Ormat affiliate. The parties intend that the EPC Agreement will be finalized and executed on or before August 10, 2005, unless extended by Ormat, in its sole discretion, to August 31, 2005, or thereafter by the parties by mutual agreement (the “Expiration Date”).

The company will retain responsibility for all other aspects of the phase one plant, including field development, permitting, and the engineering, procurement and construction of the substation, geothermal production and injection wells, and the gathering system. The company and Ormat will also enter into negotiations for an “Add-On Agreement” for some or all of such aspects pf the project. There is no obligation to complete or execute the Add-On Agreement and the failure to do so will not impact any other rights or obligations of the parties under the letter agreement.

Ormat is granted the exclusive right to provide the engineering, procurement, equipment supply and construction services for the phase one plant in consideration for its agreement to provide bridge or interim financing for the phase one plant, with such exclusivity to terminate if the associated documents for such financing are not executed on or before the Expiration Date due to the results of Ormat’s due diligence review of the company.

Bridge Financing. Ormat or one of its affiliates is to provide the company up to $15,000,000 in bridge financing, for use solely in connection with the phase one project (the “Bridge Loan”). The Bridge Loan would be at simple interest of (a) 7 percent through December 31, 2005, (b) 8 percent from January 1, 2006 through March 31, 2006, and (c) 12 percent thereafter. If the Bridge Loan remains outstanding on December 31, 2005, Ormat will be entitled, in its sole discretion, to require one or more extensions of its obligations under the EPC Agreement until the Bridge Loan is paid in full, and will have the right to terminate the EPC Agreement if by March 31, 2005, the Bridge Loan has not been repaid in full, and the company has not provided satisfactory assurances to Ormat of its ability to make the required payments under the EPC Agreement.

As a condition to the Bridge Loan, the company will form a new special purpose entity and transfer to this new entity all of the assets associated with the phase one plant, including site leases, geothermal asset leases the power purchase agreement with Idaho Power, the transmission agreement and any other assets necessary to develop the phase one plant (the “Project SPE”). As security for the Bridge Loan, the company will pledge its equity interests in the Project SPE to the Bridge Loan lender, and the Project SPE will also grant a first priority security interest in its assets to the Bridge Loan lender, all of which are to be released upon payment in full of the Bridge Loan, including all accrued unpaid interest.

Advance Payment. Upon acceptance of the letter agreement by Ormat on July 26, 2005, the company paid Ormat $300,000, as an incentive for Ormat to incur the expenses associated with the due diligence and other aspects of the Bridge Loan (the “First Advance Payment”). If the EPC Agreement is not executed by the Expiration Date, Ormat will repay to the company any positive difference between the First Advance Payment and the out-of-pocket expenses incurred by Ormat in connection with the project. If the EPC Agreement is executed by the parties, the positive difference, if any, will be credited against the lump sum payable under the EPC Agreement. The company has also agreed to a second advance payment of $200,000, to be paid simultaneously with the execution of the Bridge Loan, which will also be credited against the sum payable under the EPC Agreement. The second advance payment is not due unless the Bridge Loan is closed.

Option on Phase Two. The letter agreement also provides the company to acquire from Ormat, and Ormat to provide to the company, the services provided by Ormat under the EPC Agreement with respect to two 12 MW power plants for the second and third phases of the Raft River Project, in support of the second and third power purchase agreements between the company and Idaho Power. The option for the phase two power plants expires if definitive agreements are not entered into on or before July 1, 2008.

Item 7.01     Regulation FD Disclosure.

On August 1, 2005, the company issued a press release announcing that it had entered into the letter agreement with Ormat discussed above. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.2.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01     Financial Statements and Exhibits.

(c)	Exhibits

99.1	Binding Letter of Intent for Bridge Financing and EPC Agreement
99.2	Copy of Press Release Issued August 2, 2005

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 2, 2005	US Geothermal Inc.

By: /s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer